Exhibit 99.1

Mercury General Corporation Announces First Quarter Results and Declares Quarterly Dividend

LOS ANGELES, May 2, 2016 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2016:

Consolidated Highlights

	Three Months Ended March 31,		Change
	2016	2015	$	%
(000's except per-share amounts and ratios)
Net premiums written (1)	$797,666	$740,492	$57,174	7.7
Net income	$23,323	$26,165	$(2,842)	(10.9)
Net income per diluted share	$0.42	$0.47	$(0.05)	(10.6)
Operating income (1)	$7,036	$32,640	$(25,604)	(78.4)
Operating income per diluted share (1)	$0.13	$0.59	$(0.46)	(78.0)
Catastrophe losses (2)	$8,000	$2,000	$6,000	300.0
Combined ratio (3)	103.9%	99.1%	—	4.8 pts
NM = not meaningful

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

(2)	2016 catastrophe losses were primarily the result of severe winter storms in northern California and in Texas. 2015 catastrophe losses were primarily the result of tornadoes in Oklahoma.
(3)

The Company experienced unfavorable development of approximately $40 million and favorable development of approximately $3 million on prior accident years' losses and loss adjustment expenses reserves for the three months ended March 31, 2016 and 2015, respectively.  The majority of the unfavorable development in the first quarter of 2016 was from the re-estimation of losses for California and Florida automobile liability coverages.  Approximately $34 million of the $40 million of unfavorable development  in 2016 relates to 2014 and prior accident years.

Investment Results

	Three Months Ended March 31,
	2016	2015
(000's except average annual yield)
Average invested assets at cost (1)	$3,327,084	$3,320,746
Net investment income (2)
Before income taxes	$29,655	$31,506
After income taxes	$26,033	$27,495
Average annual yield on investments - after income taxes (2)	3.1%	3.3%

(1)

Fixed maturities and short-term bonds at amortized cost; and equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each respective period.

(2)

For the three months ended March 31, 2016, net investment income, before and after income taxes,  and average annual yields on investments after income taxes decreased slightly due to the maturity and replacement of higher yielding investments purchased when market interest rates were higher, with lower yielding investments purchased during low interest rate environments.

Additional Commentary:

The Company has been unable to profitably grow its business in Michigan and Pennsylvania. Consequently, the Company plans to cease operations in those two states to focus resources on other states with better opportunities for sustained profitable growth. Combined results for Michigan and Pennsylvania were as follows:

	Years ended December 31,
(000's except ratios)	2015	2014
Net premiums written	$14,413	$18,375
Net premiums earned	$15,366	$18,573
Combined ratio	137%	130%

On April 29, 2016, the Company filed plans to exit these states with the respective state regulatory agencies. The Company expects to substantially complete the run-off of its Michigan and Pennsylvania operations in 2017.

In line with the goal of improving operating efficiencies outside of California and overall long-term profitability, the Company restructured its claims operations in states outside of California resulting in a workforce reduction of approximately 100 employees on April 29, 2016. The affected employees were located primarily in the Company's New Jersey and Florida branch offices. The Company expects to record a charge, in the second quarter of 2016, of approximately $2 million for employment termination costs, and to realize estimated annual pre-tax savings of approximately $7 million.

In February 2016, the California Department of Insurance ("CA DOI") approved a 5.0% rate increase on Mercury Insurance Company's private passenger automobile line of insurance business, which represented approximately 50% of the Company's net premiums earned in the first quarter of 2016. This rate increase was implemented in March 2016. In April 2016, the CA DOI approved a 6.9% rate increase on California Automobile Insurance Company's private passenger automobile line of insurance business, which represented approximately 17% of the Company's total net premiums earned in the first quarter of 2016. The Company anticipates that this rate increase will be implemented in June 2016.

The Board of Directors declared a quarterly dividend of $0.62 per share. The dividend will be paid on June 30, 2016 to shareholders of record on June 16, 2016.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time (1:00 P.M. Eastern time) where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time on May 2, 2016 and running through May 9, 2016. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 89618866. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including general market risks associated with the Company's investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the ability of the Company to successfully manage its claims organization outside of California following the announced reduction in workforce; the Company's ability to successfully allocate the resources used in the Michigan and Pennsylvania markets to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(000's except per-share amounts and ratios)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net premiums written	$797,666	$740,492

Revenues:
Net premium earned	$767,085	$720,737
Net investment income	29,655	31,506
Net realized investment gains (losses)	25,057	(9,961)
Other	2,123	2,266
Total revenues	$823,920	$744,548
Expenses:
Losses and loss adjustment expenses	$594,082	$514,400
Policy acquisition costs	141,560	133,847
Other operating expenses	61,294	65,692
Interest	950	750
Total expenses	$797,886	$714,689

Income before income taxes	$26,034	$29,859
Income tax expense	2,711	3,694
Net income	$23,323	$26,165

Basic average shares outstanding	55,201	55,139
Diluted average shares outstanding	55,208	55,159

Basic Per Share Data
Net income	$0.42	$0.47

Net realized investment gains (losses), net of tax	$0.30	$(0.12)

Diluted Per Share Data
Net income	$0.42	$0.47

Net realized investment gains (losses), net of tax	$0.29	$(0.12)

Operating Ratios-GAAP Basis
Loss ratio	77.5%	71.4%
Expense ratio	26.4%	27.7%
Combined ratio	103.9%	99.1%

Reconciliations of Operating Measures to Comparable GAAP Measures

Net premiums written	$797,666	$740,492
Change in net unearned premiums	(30,581)	(19,755)
Net premiums earned	$767,085	$720,737

Paid losses and loss adjustment expenses	$565,595	$519,754
Change in net loss and loss adjustment expense reserves	28,487	(5,354)
Incurred losses and loss adjustment expenses	$594,082	$514,400

MERCURY GENERAL CORPORATION AND SUBSIDIARIES
CONDENSED BALANCE SHEETS AND OTHER INFORMATION
(000's except per-share amounts and ratios)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $2,855,224; $2,804,275)	$2,942,514	$2,880,003
Equity securities (cost $326,875; $313,528)	335,616	315,362
Short-term investments (cost $155,201; $185,353)	155,185	185,277
Total investments	3,433,315	3,380,642
Cash	235,109	264,221
Receivables:
Premiums	465,737	436,621
Accrued investment income	40,768	42,747
Other	21,176	21,925
Total receivables	527,681	501,293
Deferred policy acquisition costs	203,565	201,762
Fixed assets, net	158,412	157,131
Current income taxes	11,907	9,041
Deferred income taxes	18,637	23,231
Goodwill	42,796	42,796
Other intangible assets, net	30,182	31,702
Other assets	30,459	16,826
Total assets	$4,692,063	$4,628,645

LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and loss adjustment expenses	$1,174,968	$1,146,688
Unearned premiums	1,078,571	1,049,314
Notes payable	290,000	290,000
Accounts payable and accrued expenses	116,765	122,571
Other liabilities	224,381	199,187
Shareholders' equity	1,807,378	1,820,885
Total liabilities and shareholders' equity	$4,692,063	$4,628,645

OTHER INFORMATION
Common stock shares outstanding	55,254	55,164
Book value per share	$32.71	$33.01
Statutory surplus (a)	$1.42 billion	$1.45 billion
Premiums written to surplus ratio (a)	2.15	2.07
Debt to total capital ratio (b)	13.8%	13.7%
Portfolio duration (including all short-term instruments)(a)(c)	3.2 years	3.1 years
Policies-in-force (company-wide "PIF")(a)
Personal Auto PIF	1,197	1,191
Homeowners PIF	540	528
Commercial Auto PIF	44	44
(a)	Unaudited.
(b)	Debt to Debt plus Shareholders' Equity.
(c)	Modified durations reflecting anticipated early calls.

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Operating income is net income excluding realized investment gains and losses, net of tax. Net income is the GAAP measure that is most directly comparable to operating income. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized capital gains and losses. Realized capital gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of our business. It should be read in conjunction with the GAAP financial results. The Company has reconciled operating income with the most directly comparable GAAP measure in the table below.

	Three Months Ended March 31,
	Total		Per diluted share
	2016	2015	2016	2015
(000's except per-share amounts)
Operating income	$7,036	$32,640	$0.13	$0.59
Net realized investment gains (losses), net of tax	16,287	(6,475)	0.29	(0.12)
Net income	$23,323	$26,165	$0.42	$0.47

Net premiums written represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that have been recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written are meant as supplemental information and are not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. The Company has reconciled net premiums written with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Paid losses and loss adjustment expenses is the portion of incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. The Company has reconciled paid losses and loss adjustment expenses with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of prior accident periods' loss development. The most directly comparable GAAP measure is the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace combined ratio. It should be read in conjunction with the GAAP financial results. The Company has reconciled combined ratio-accident period basis with the most directly comparable GAAP measure in the table below.

	Three Months Ended March 31,
	2016	2015

Combined ratio-accident period basis	98.7%	99.5%
Effect of estimated prior periods' loss development	5.2%	(0.4)%
Combined ratio	103.9%	99.1%

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CONTACT: Theodore Stalick, SVP/CFO, (323) 937-1060, www.mercuryinsurance.com